Russell E. Anderson, CPA Russ Bradshaw, CPA William R. Denney, CPA 5296 S. Commerce Dr. Suite 300 Salt Lake City, Utah 84107 USA (T) 801.281.4700 (F) 801281.4701 abcpas.net

Exhibit 16.1

November 24, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by ArtVentive Medical Group, Inc.  which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of ArtVentive Medical Group, Inc.  dated on or about November 26, 2015 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

Anderson Bradshaw PLLC

Salt Lake City, UT 84107

Sincerely,

William R. Denney

Anderson Bradshaw PLLC

cc: ArtVentive Medical Group, Inc.

2766 Gateway Rd.

Carlsbad, CA 92009